EXHIBIT 21.1

FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization

Antares-Desenvolvimento de Software, Lda.	Portugal

Cam2 SRL	Italy

Cam2 Sweden AB	Sweden

FARO Benelux BV	Netherlands

FARO Business Technologies India Pvt. Ltd	India

FARO Cayman LP	Cayman Islands

FARO Cayman Ltd	Cayman Islands

FARO Delaware, Inc.	Delaware

FARO Deutschland Holding GmbH	Germany

FARO Europe GmbH & Co. KG	Germany

FARO FHN Netherlands Holdings BV	Netherlands

FARO Japan Inc.	Japan

FARO Scanning GmbH	Germany

FARO Scanner Production GmbH	Germany

FARO 3D Software GmbH	Germany

FARO International (Shanghai) Co., Ltd	China

FARO Singapore Pte Ltd	Singapore

FARO Spain SL	Spain

FARO Swiss Holding GmbH	Switzerland

FARO Swiss Manufacturing GmbH	Switzerland

FARO Technology Polska sp.zo.o	Poland

FARO Turkey Olcu Sistemleri Ltd. Sti	Turkey

FARO Verwaltungs GmbH	Germany

FARO Technologies (Thailand) Ltd	Thailand

Faro Laser Trackers, LLC	Delaware

3D Measurement Technologies, S de RL de CV	Mexico

OOO FARO RUS	Russia

FARO Technologies UK Ltd.	United Kingdom

FARO Technologies do Brasil Ltda	Brazil

FARO Technologies Canada, Inc.	Canada